Exhibit 3.3

                                                                      APPENDIX A

                       RESTATED ORGANIZATION CERTIFICATE
                                       OF
                           OSWEGO COUNTY SAVINGS BANK
                               Under Section 8007
                               of the Banking Law
                            of the State of New York


                                   ARTICLE I

                                      NAME

         The name of the corporation is "Oswego County Savings Bank" (the
"Bank").


                                   ARTICLE II

                                PRINCIPAL OFFICE

        The Bank's principal office is located at 44 East Bridge Street, Oswego, New York 13126.


                                   ARTICLE III

                               PURPOSE AND POWERS

          The purpose of the Bank is to pursue any or all of the lawful objectives of a savings bank chartered under the Banking Law of the State of New York and to exercise all of the express, implied and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, or as they may hereafter be amended, subject to all lawful and applicable rules, regulations and orders of the Banking Board of the State of New York (the "Banking Board") and the New York Superintendent of Banks.


                                   ARTICLE IV

                                  CAPITAL STOCK

         Section 1. Authorized Capital Stock. The total number of shares of all classes of capital stock which the Bank has the authority to issue is 100, all of which shall be common stock, $1.00 par value per share (the "Common Stock").

         Section 2. Designations, Powers, Rights, Qualifications, Limitations and Restrictions Relating to the Capital Stock. A holder of Common Stock shall be entitled to one vote for each share of Common Stock standing in the name of such holder on the stock register of the Bank. Holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution or winding up of the affairs of the Bank, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the avails of the assets of the Bank remaining after payment of expenses of settling the Bank's affairs, the satisfaction of all liabilities of the Bank and distribution of any amounts remaining in any liquidation account established by the Bank for the benefit of eligible deposit account holders therein under the Banking Law of the State of New York and the regulations of the Banking Board thereunder.


                                    ARTICLE V

                       PREEMPTIVE AND SUBSCRIPTION RIGHTS

         No holder of shares of Common Stock shall be entitled as such, as a matter of preemptive or preferential right, to subscribe for, purchase or otherwise acquire any part of any new or additional issue of capital stock of any class whatsoever of the Bank, or of securities convertible into capital stock of any class whatsoever of the Bank, or of any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such capital stock or securities, whether now or hereafter authorized or whether issued for cash or other consideration or by way of dividend. Nothing contained herein shall be deemed to affect subscription rights to which eligible account holders of the Bank may be entitled pursuant to Article VI-C of the Banking Law of the State of New York and the regulations of the Banking Board thereunder.


                                   ARTICLE VI

                                    DURATION

         The duration of the Bank is perpetual.


                                   ARTICLE VII

                               BOARD OF DIRECTORS

         The Bank shall be under the direction of a Board of Directors. The number of directors shall not be less than seven (7) nor more than twenty (20). The exact number of directors shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors.

                                  ARTICLE VIII

                    ACTION BY STOCKHOLDERS BY WRITTEN CONSENT

         Whenever stockholders of the Bank are required or permitted to take any action by vote, such action may be taken without a meeting upon written consent, setting forth the action so taken, signed by the holders of all outstanding shares of capital stock of the Bank entitled to vote thereon.


                                   ARTICLE IX

                 AMENDMENT OF RESTATED ORGANIZATION CERTIFICATE

         No amendment, addition, alteration, change or repeal of this Restated Organization Certificate shall be made unless it is authorized by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of stockholders or by unanimous written consent of stockholders pursuant to Article IX hereof.

         IN WITNESS WHEREOF, we hereby certify that the Bank was chartered under the name "Oswego County Savings Bank" pursuant to an Organization Certificate filed by the Superintendent of Banks of the State of New York on ___________ ___, [1870]; that the Board of Trustees of the Bank and its eligible depositors have approved an amendment of such Organization Certificate to convert it to the stock form of organization and directed that the text of such Organization Certificate, as amended, be restated to read in full as set forth above; and that we have made, signed and acknowledged this certificate in duplicate, this __ day of _____ 1999.


                                  OSWEGO COUNTY SAVINGS BANK



                                   By:______________________________
                                      Gregory J. Kreis
                                      President and Chief Executive Officer



                                   By:______________________________
                                      Christine M. Stark
                                      Secretary

STATE OF NEW YORK )
                            )       ss:
OSWEGO COUNTY               )


         On the ____ day of __________ 1999, before me personally came Gregory
J. Kreis, to me known and known to me to be the individual described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed the same.



-----------------------------------
Notary Public





STATE OF NEW YORK )
                            )       ss:
OSWEGO COUNTY               )


         On the ____ day of __________ 1999, before me personally came Christine
M. Stark, to me known and known to me to be the individual described in and who executed the foregoing instrument, and she duly acknowledged to me that she executed the same.



-----------------------------------
Notary Public